FIFTH AMENDMENT TO CREDIT AGREEMENT

FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of September 30, 2011, is executed by and among LAWSON PRODUCTS, INC., a Delaware corporation (“Lawson”), which has its chief executive office located at 1666 E. Touhy Avenue, Des Plaines, Illinois 60018, various subsidiaries of Lawson listed on the signature pages hereto (Lawson and the subsidiaries are referred to collectively herein as the “Borrower” or the “Borrowers”), THE PRIVATEBANK AND TRUST COMPANY both as a lender and as agent (in such capacity, the “Agent”), for itself and all other lenders from time to time a party hereto (“Lenders”), located at 120 South LaSalle Street, Chicago, Illinois 60603-3400, and the Lenders.

WHEREAS, the Agent, Lawson and certain subsidiaries of Lawson (together with Lawson, collectively, the “Original Borrowers”), entered into a Credit Agreement, dated as of August 21, 2009, among the Original Borrowers, the Agent and the Lenders, and on December 2, 2009, Lawson Products, Inc., an Illinois corporation and newly-formed wholly-owned subsidiary of Lawson (“Lawson IL”), became a party to such agreement as a Borrower (herein, as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”); and

WHEREAS, the Borrowers consummated an internal reorganization pursuant to which several of the Borrowers were merged into Lawson IL and assets of certain of the Borrowers were transferred among the Borrowers; and

WHEREAS, the Borrowers, the Lenders and the Agent entered into a Consent, Waiver and First Amendment to Credit Agreement dated as of December 31, 2009; and

WHEREAS, the Borrowers, the Lenders and the Agent entered into a Second Amendment to Credit Agreement dated as of January 29, 2010; and

WHEREAS, the Borrowers, the Lenders and the Agent entered into a Consent Waiver and Third Amendment to Credit Agreement dated as of September 1, 2010 with respect to the sale of certain assets and liabilities of Assembly Component Systems, Inc., an Illinois corporation, during the third quarter of Lawson’s fiscal 2010; and

WHEREAS, the Borrowers, the Lenders and the Agent entered into a Consent, Waiver and Fourth Amendment to Credit Agreement dated as of December 10, 2010 with respect to the sale of all or substantially all of the assets of Rutland Tool and Supply Co., a Nevada corporation; and

WHEREAS, the Borrowers, the Lenders and the Agent wish to enter into this Amendment to amend the Credit Agreement to give effect to the provisions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained in this Amendment, the parties hereto hereby agree as follows:

1. Incorporation of the Agreement. All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Credit Agreement, and the Credit Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety. To the extent any terms and provisions of the Credit Agreement are inconsistent with the amendments set forth in Paragraph 2 below, such terms and provisions shall be deemed superseded hereby. Except as specifically set forth herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and the provisions thereof shall be binding on the parties hereto.

2. Amendments to the Credit Agreement. The parties hereto hereby amend the Credit Agreement, effective as of the date hereof as follows:

(a)	The definition of “Applicable Margin” is amended in its entirety to state the following:

“Applicable Margin” shall mean one and one-quarter of one percent (1.25%) for LIBOR Loans and one percent (1.0%) for Prime Loans to, but not including, the date which is five (5) business days after receipt of the consolidated financial statements of Lawson and its Subsidiaries for the fiscal quarter ending on or about September 30, 2011. Thereafter, the Applicable Margin for LIBOR Loans and Prime Loans shall be adjusted as set forth on the Pricing Schedule five (5) business days after receipt of the consolidated quarterly financial statements of Lawson and its Subsidiaries commencing with the financial statements for the fiscal quarter ending on or about September 30, 2011 based on the Total Debt to Consolidated EBITDA Ratio for the twelve month period ending on the last day of such fiscal quarter.

(b)	The definition of “Debt Service Coverage Ratio” is amended in its entirety to state the following:

“Debt Service Coverage Ratio” shall mean for any period, the ratio of (A) Consolidated EBITDA minus Capital Expenditures which are not financed with Long Term Debt (excluding Indebtedness under this Agreement)(except for information technology Capital Expenditures up to Fifteen Million Dollars ($15,000,000) in 2010 and 2011 combined for the ERP System and Capital Expenditures up to Twenty Million Dollars ($20,000,000) in the aggregate until December 31, 2012 related to the investments in the Borrowers’ corporate headquarters and distribution facilities), minus dividends to (B) the sum of (i) regularly scheduled principal and interest obligations on all bank debt (including Capitalized Lease Obligations and the Obligations), plus (ii) cash income taxes.

(c)	The definition of “Interest Period” is further amended by deleting the date “August 21, 2012” therefrom and substituting therefor the date “October 1, 2016.”

(d)	The definition of “Maturity Date” is amended in its entirety to state the following:

“Maturity Date” means October 1, 2016.

(e)	Section 8.3(c) of the Agreement is amended by deleting the ratio “2.00:1.00” therefrom and substituting therefor the ratio “1.75:1.00”.

(f)	Section 8.5 of the Agreement is amended in its entirety to state the following:

“8.5 Consolidations, Mergers or Purchases of Assets. Without the prior written consent of the Agent, no Borrower shall merge into or consolidate or combine with any other Person, or purchase, or otherwise acquire in an amount exceeding $40,000,000 in the aggregate during any fiscal year (in one transaction or a series of related transactions and as limited by Section 8.8 of this Agreement) all or any part of the property or assets of any Person (other than purchases or other acquisitions of inventory, materials, leases, property and equipment in the ordinary course of business), other than mergers, consolidations or combinations (a) by Borrowers and their Subsidiaries into a Borrower and (b) by Subsidiaries which are Borrowers into another Subsidiary which is a Borrower, in each case following ten (10) or more days prior written notice to Agent. In addition, Borrowers shall not transfer more than $250,000 assets in the aggregate to foreign Subsidiaries during any fiscal year of Borrowers. Borrowers shall give ten (10) or more days prior written notice to Agent with respect to asset sales exceeding Five Million Dollars ($5,000,000) in the aggregate except in the case of sales between Borrowers or their Subsidiaries.

(g)	Section 8.6 of the Agreement is amended by deleting the amount “Seven Million and no/100 Dollars ($7,000,000.00)” therefrom and substituting therefor the amount “Ten Million and No/100 Dollars ($10,000,000.00)”

(h)	Annex B to the Credit Agreement is amended in its entirety by substituting therefor Exhibit A attached hereto.

3. Representations and Warranties.

(a)	The representations and warranties set forth in Section 7 of the Credit Agreement shall be deemed remade and affirmed by the Borrowers in all material respects, as of the date hereof; provided that representations and warranties referencing a particular date other than a general date of execution shall be true and correct as of such date; provided, further, that any and all references to the Credit Agreement in such representations and warranties shall be deemed to include this Amendment.

(b)	The Borrowers represent and warrant that no Event of Default has occurred and is continuing.

4. Fees and Expenses. The Borrowers shall pay or reimburse the Agent for all reasonable costs and expenses, including, without limitation, legal expenses and reasonable attorneys’ fees (for outside counsel) incurred by the Agent, or for which the Agent becomes obligated, in connection with the negotiation, preparation, and closing of this Amendment.

5. Delivery of Documents/Information. This Amendment shall be effective on the date hereof upon receipt by Agent of the last of the following: (i) a fully executed copy of this Amendment, and (ii) Borrowers’ payment to Agent of all invoiced fees and expenses.

6. Continuing Effect. Except as otherwise specifically set out herein, the provisions of the Credit Agreement and each of the Loan Documents shall remain in full force and effect. The Borrowers have heretofore executed and delivered to the Agent certain Loan Documents and the Borrowers hereby acknowledge and agree that, notwithstanding the execution and delivery of this Amendment, the Loan Documents remain in full force and effect after giving effect to the amendments set forth in this Amendment and the rights and remedies of the Agent and the Lenders thereunder, the obligations of each Borrower thereunder and the liens and security interests created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall affect or impair the priority of the liens and security interests created and provided for in the Loan Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment and which remains secured thereby after giving effect to this Amendment. Any and all references to the Credit Agreement in each of the Loan Documents shall be deemed to refer to and include this Amendment.

7. Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of the Amendment.

8. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile or electronic mail shall also deliver a manually executed counterpart of this Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Amendment.

9. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) of the State of Illinois.

[SIGNATURE PAGES FOLLOW]

(Signature Page to Fifth Amendment to Credit Agreement)

IN WITNESS WHEREOF, the Borrowers, the Agent and each Lender have executed this Amendment as of the date first above written.

BORROWERS:
LAWSON PRODUCTS, INC., a Delaware corporation By: Name: Ronald J. Knutson Its: Senior Vice President and Chief Financial Officer	LAWSON PRODUCTS, INC., an Illinois corporation By: Name: Ronald J. Knutson Its: Senior Vice President and Chief Financial Officer
DRUMMOND AMERICAN LLC, an Illinois limited liability company By: Name: Ronald J. Knutson Its: Senior Vice President and Chief Financial Officer	CRONATRON WELDING SYSTEMS LLC, a North Carolina limited liability company By: Name: Ronald J. Knutson Its: Senior Vice President and Chief Financial Officer
AUTOMATIC SCREW MACHINE PRODUCTS COMPANY, INC., an Alabama corporation By: Name: Ronald J. Knutson Its: Senior Vice President and Chief Financial Officer

(Signature Page to Fifth Amendment to Credit Agreement)
AGENT:
THE PRIVATEBANK AND TRUST COMPANY By: Name: Its:
LENDER:
THE PRIVATEBANK AND TRUST COMPANY By: Name: Its:

EXHIBIT A
TO
FIFTH AMENDMENT TO CREDIT AGREEMENT

ANNEX B – PRICING SCHEDULE

	Total	LIBOR	ABR Option Margin	Unused Line Fee
	Debt To Consolidated	Margin
EBITDA
Level I	<1.00x	125bps	Prime – 100bps	25bps

Level II	=1.00x but <2.00x	145bps	Prime – 80bps	25bps

Level III	=2.00x but <3.00x	165bps	Prime – 60bps	37.5bps

Level IV	=3.00x	185bps	Prime – 40bps	37.5bps